Exhibit 21.1
Terra Property Trust, Inc.
Subsidiaries

Subsidiaries	Jurisdiction of formation
Terra Ocean Ave, LLC	New York
Terra Ocean Ave, LLC	Delaware
Terra Renton, LLC	Delaware
Terra Driggs, LLC	Delaware
Terra Orange Grove Pref, LLC	Delaware
Terra Harlem Member, LLC	Delaware
Terra City Gardens Pref, LLC	Delaware
Terra 370 Lex LLC	Delaware
Terra University Flats Pref, LLC	Delaware
Terra Campus Park Pref, LLC	Delaware
Terra Mortgage Capital I, LLC	Delaware
Terra Mortgage Portfolio I, LLC	Delaware
Terra Lakeside Development, LLC	Delaware
Terra LOC Portfolio I, LLC	Delaware
Terra Lennox LLC	Delaware
Terra Walnut Development, LLC	Delaware
Terra Tailor Lofs Pref, LLC	Delaware
Terra Rockland Pref, LLC	Delaware
Terra Chico Pref, LLC	Delaware
Terra Palm Springs, LLC	Delaware
Terra University Park Mortgage, LLC	Delaware
Terra 870SC, LLC	Delaware